Exhibit 10.1

SETTLEMENT AGREEMENT

(‘vaststellingsovereenkomst’)

THE UNDERSIGNED:

1.	The company with private limited liability FEI ELECTRON OPTICS B.V., being registered in Eindhoven and having its office at Achtseweg Noord 5 building AAE in (5651 GG) Eindhoven, the Netherlands (hereafter: “FEI Electron Optics”), in this matter lawfully represented by Mr. E.H.J. Kaerts, statutory Director,

AND

2.	Mr. R.H.J. FASTENAU, residing at [address omitted] (hereafter: “Mr. Fastenau”).

FEI Electron Optics and Mr. Fastenau together are also referred to as “Parties”.

WHEREAS:

a.	Mr. Fastenau entered into service with (the legal predecessor of) FEI Electron Optics on 1 December 1981 and currently holds the position of Managing Director, Executive Vice President Marketing and Technology under the conditions stipulated in the employment contract between the parties of 28 November 2006 (hereafter: the “Employment Contract”);

b.	Mr. Fastenau was appointed as statutory director of FEI Electron Optics pursuant to the articles of association and will voluntarily resign as statutory director of FEI Electron Optics and any other directorships and/or (corporate) positions and/or power of attorney affiliated with the FEI group of companies, as laid down hereafter;

c.	Mr. Fastenau’s gross monthly base salary amounts to € 20,416.67 gross.

d.	Mr. Fastenau was born on [birth date omitted] and is therefore [age omitted] years old on the date this agreement is signed;

e.	FEI Electron Optics has informed Mr. Fastenau that it is aiming at a termination of the Employment Contract due to a significant unsolvable difference of opinion about the strategy for the Corporate Technology group. It has informed Mr. Fastenau that it holds the opinion that he cannot remain in his position at FEI Electron Optics. Parties have discussed their differences and arrived at the conclusion that fruitful cooperation in the future is no longer an option;

f.	FEI Electron Optics has indicated that no suitable alternative position is available for Mr. Fastenau within the organization of FEI Electron Optics, considering the knowledge and experience of Mr. Fastenau;

g.	In the light of the aforementioned, FEI Electron Optics has taken the initiative to terminate the Employment Contract;

h.	Parties have come to an agreement with regard to the conditions of termination, which they hereby wish to lay down in writing;

i.	Mr. Fastenau confirms that he sought legal advice before signing this settlement agreement.

AGREE AS FOLLOWS:

1.	The Employment Contract between the parties will end by mutual consent on December 31, 2010 (the “End Date”), except as otherwise set out below.

The termination of the Employment Contract is not based on any urgent reason within the meaning of Section 678 of Book 7 of the Dutch Civil Code [Burgerlijk Wetboek] for which Mr. Fastenau may be blamed. Neither has the employment contract been terminated by Mr. Fastenau or at his request.

Mr. Fastenau voluntarily resigns from his appointment as director pursuant to the articles of association of FEI Electron Optics and FEI Electron Optics International B.V. as of the date on which this agreement is signed (“Managing Director Status End Date”). As of the Managing Director Status End Date Mr. Fastenau will no longer serve as an officer or a director of FEI Electron Optics or FEI Electron Optics International B.V. and he will sign the required forms to be removed from the Trade Register of the Chamber of Commerce. On the Managing Director Status End Date, Mr. Fastenau will also resign from his director position he holds as a director of Phenom-World B.V. The FEI group of companies will effectuate the formal removal of directorships Mr. Fastenau holds within the FEI group of companies as of the Managing Director Status End Date. In this respect, Mr. Fastenau will provide all reasonable assistance required for the removal of directorships he holds in the FEI group of companies. This includes the following positions:

-	Statutory director of FEI Electron Optics B.V. (The Netherlands)

-	Statutory director of FEI Electron Optics International B.V. (The Netherlands)

As from 6 May 2010 and for the duration of Mr. Fastenau’s employment, the stock trading policy that applies to regular employees will apply to Mr. Fastenau and he will no longer be considered an “insider” for purposes of the FEI group insider trading policy.

2.	Mr. Fastenau herewith grants as from the Managing Director Status End Date for each of the companies listed under article 1 above, unlimited power of attorney to E.H.J. Kaerts, director and to any such person designated by Mr. Kaerts. To the extent permissible by the respective local laws, Mr. Kaerts shall have all and any authority with respect to each company or entity that Mr. Fastenau currently has to represent and legally bind such company or entity.

3.	Mr. Fastenau’s salary will be paid as usual until the End Date. A final settlement will be effected as of the End Date. Any days’ holiday accrued but not taken will be deemed to have been taken before the End Date. In other words, there will be no right to payment of such days. FEI Electron Optics shall fulfil its pension obligations pursuant to the applicable pension regulations of the PME Pensioenfonds for the Metalektro and on the grounds of the Dutch Pension Act [Pensioenwet] until the End Date.

4.	For the period from the Managing Director Status End Date until the End Date, Mr. Fastenau shall be available for employment with FEI Electron Optics upon its request and under the direction of Mr. Kania. As Mr. Fastenau remains employed by FEI Electron Optics until the End Date, he is not allowed to work for third parties, unless FEI Electron Optics gives written permission to do so.

During this period, Mr. Kania may assign special projects to Mr. Fastenau. In addition, Mr. Fastenau will be reasonably available for consultations and assistance concerning affairs at the FEI group of companies. The parties agree that the nature of Mr. Fastenau’s work will not be beyond the overall scope of his experience, knowledge and expertise or require travel significantly more extensive than in which he has recently engaged.

5.	FEI Electron Optics will pay an overall amount of EUR 1,250,000,— gross (in words: one million two hundred fifty thousand Euro), which includes severance compensation, possible future loss of pension, any bonus entitlements, possible loss of any stock grant that does not vest in time, days’ holidays, coaching, legal and/or outplacement fees, and any other payments or contributions. The amount will be paid by FEI Electron Optics within 30 days to Mr. Fastenau of the End Date. Mr. Fastenau will be at liberty to indicate how he wants the said amount to be paid, provided that such is permissible under tax law and does not lead to an increase in the costs for FEI Electron Optics, and provided that he produces the proper documents. In case Mr. Fastenau wants the said amount paid in a different way than his salary is usually paid, he shall inform FEI Electron Optics thereof in a timely manner before the End Date.

After receiving a statement of expenses in the name of FEI Electron Optics from Mr. Fastenau’s authorized legal representative and coach, FEI Electron Optics will pay the expenses Mr. Fastenau incurred for legal assistance and coaching. The amounts paid by FEI Electron Optics B.V. pursuant to the statements received, including VAT, will be deducted from the overall amount of EUR 1,250,000,— gross as described above.

In the event Mr. Fastenau dies before the End Date, the employment contract will terminate with immediate effect. FEI Electron Optics covenants that the amount of EUR 1,250,000 gross mentioned above will be paid to the next of kin. This amount includes the statutory payment of one month salary due by FEI Electron Optics as described in Section 674 of Book 7 of the Dutch Civil Code.

6.	Mr. Fastenau shall return any and all records and property made available to him within the framework of his position, including the leased car with its car and insurance registration papers, car keys, fuel card, laptop, etc. to FEI Electron Optics in good condition at the End Date. Mr. Fastenau is fully entitled to use the company property until the End Date.

The provisions of article 9.6 of the Employment Contract (payment lease break fee) shall not apply to the termination thereof pursuant to this Settlement Agreement.

7.	Mr. Fastenau may exercise the currently exercisable stock option rights through the End Date (and up to 30 days after the End Date) in conformity with the FEI group of companies Stock Option Plan and the regular employee trading policy described above. This also reflects the stock option rights that are going to vest in November 2010.

FEI Electron Optics may set off the taxes and social-insurance contributions that have been or will be paid by it pursuant to statutory regulations in connection with the stock options granted to Mr. Fastenau against any net salary payment to which he is entitled, or recover such from him in any other way.

8.	The parties shall observe absolute confidentiality in respect of third parties as to the contents of this agreement, unless the parties are required to disclose information on the grounds of a statutory rule. In that case, the parties shall consult each other about this in advance.

9.	Parties agree not make any derogatory remarks concerning each other and any companies affiliated with FEI Electron Optics, or any of their officers, directors and employees. This derogatory remarks restriction applies to the Parties’ communications with any and all persons, organizations and entities (whether public or private), except this restriction is not intended to bar truthful communications with those government agencies that by law cannot be prohibited. Further, Parties agree not to initiate any contact with the press or other media regarding each other or any companies affiliated with FEI Electron Optics.

Parties shall consult each other about the manner in which Mr. Fastenau’s resignation will be communicated both internally and externally.

10.	Mr. Fastenau acknowledges that the Confidentiality clause as stipulated in article 10 of the Employment Contract and the Business Relations clause as stipulated in article 13 of the Employment Contract (together: the “Post Contractual Obligations”) will remain in full force and effect even after the End Date. Mr. Fastenau hereby agrees to abide by the terms of those Post Contractual Obligations. For the sake of clarity, subject to the conditions contained herein, Mr. Fastenau expressly acknowledges that all his obligations under the Employment Contract continue through the End Date. FEI Electron Optics reserves all rights to enforce the provisions of the Employment Contract. The obligations under the Business Relations clause as described above shall commence per the End Date.

Except with respect to the Post Contractual Obligations, once the obligations set forth above have been fulfilled, FEI Electron Optics and any companies affiliated with it, on the one hand, and Mr. Fastenau, on the other, will have no more additional obligations in respect of each other on the basis of the Employment Contract, its termination, or on any other basis whatsoever, and the parties shall grant each other final discharge in this regard under any and all jurisdictions and under all local or foreign law.

The corporate discharge of Mr. Fastenau’s responsibilities as director pursuant to the articles of association of FEI Electron Optics and FEI Electron Optics International B.V. will however have to take place in accordance with the appropriate corporate proceedings. The full and final discharge does therefore explicitly not include Mr. Fastenau’s corporate (and/or functional) relationships with FEI Electron Optics and/or FEI Electron Optics International B.V. FEI Electron Optics shall however procure that Mr. Fastenau will be granted corporate discharge as described above.

11.	In the event that an Article of this Settlement Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of this Settlement Agreement shall continue to be effective to the extent that, in view of the Settlement Agreement’s substance and purpose, such remainder is not inextricably related to and therefore inseverable from the invalid, illegal, not binding or unenforceable provision. Parties shall make every effort to reach agreement on a new Article which differs as little as possible from the invalid, illegal, not binding or unenforceable Article, taking into account the substance and purpose of this Settlement Agreement.

12.	The foregoing qualifies as a settlement agreement within the meaning of Section 900 of Book 7 of the Dutch Civil Code.

13.	Dutch law shall apply to this Settlement Agreement and to the interpretation of it.

Drawn up in triplicate originals and signed on                     .

FEI Electron Optics	Mr. R.H.J. Fastenau
Mr. E.H.J. Kaerts, statutory Director

Signature for agreement with paragraph 3 of article 1 and paragraph 2 of article 10:

FEI Electron Optics International B.V.
Mr. E.H.J. Kaerts, statutory Director